Exhibit 99.3

StorageTek
Q4 2003 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby who will cover our fourth quarter and full year financial performance, in depth.

By now, I’m sure that you have had the opportunity to read our earnings release. We are extremely pleased with the revenue improvement and earnings growth that we delivered in the fourth quarter. On a year-over-year basis, we have grown our revenue for six straight quarters and we have grown our earnings for fourteen straight quarters. In the fourth quarter, we generated $655 million in revenue, $71 million in net income and earnings of $0.64 per diluted share.

For the fourth quarter, we grew our revenues by 11% on a year-over-year basis and by 26% over the third quarter of this year. We grew our product revenue by 11% on a year-over-year basis and 37% over the third quarter. Service revenues continued to be strong and we grew them 11% over fourth quarter of 2002 and 9% over third quarter of 2003.

And lastly, we grew our operating profit for the quarter by 23%.

For the full year, revenue was up 7% to $2.2 billion and net income was up to nearly $150 million. This flows to a 35% improvement in net income over 2002. As you know, these results were delivered on top of a 60% growth in net income that we delivered in 2002.

Our balance sheet continued to strengthen during the quarter. Our cash and investment position was up to almost $1.1 billion dollars by year-end.

Given our strong balance sheet, we are also excited to announce a share buyback program. We put out a press release to that effect today, which I am sure you have seen. Bobby will be going into more detail about that, in a few minutes.

The success that we saw this quarter was due to the success, and traction of our Information Lifecycle Management strategy, coupled with a stronger than anticipated fourth quarter budget flush. We have engaged customers in the process on how to most effectively utilize their storage assets; and now the rest of the market is following us.

Our ILM approach is very aggressive. We have the hardware, software and services that allow our customers to store more data on fewer devices and save time, money and resources over traditional data storage approaches. Additionally, we have a very robust roadmap for the solutions that we will be bringing to the market in the near future.

Clearly the market is recognizing the strategic value of automated tape and ATA drives within their overall ILM architecture.

Our automated tape solutions are the preferred solutions of choice for backup and archiving in both the mid-range and especially in the high-end environments. Revenue from our automated tape solutions was up 18% over the fourth quarter 2002 and up 41% over the third quarter this year.

Within our Automated Tape Solutions we had many successes this quarter. Enterprise tape revenue grew by nearly 50% from fourth quarter 2002 and about 70% from the third quarter this year. For the full year, our automated tape solutions were up nearly 5%. Our 9x40 high-end tape drives were up year-over-year in excess of 11% both for the fourth quarter and for the full year. Additionally we grew our revenue in our mid-range tape drives by 20% in the fourth quarter and 10% for the full year. In particular our LTO revenues grew 58% in the fourth quarter and 38% for the full year.

Within this area, our VSM (that is, our virtual tape solution offering), revenues grew by over 150% from fourth quarter last year and by nearly 120% from third quarter this year. This was a record quarter for VSM revenue. For the full year, VSM had a healthy 20% revenue growth over 2002.

We had a number of VSM customer “wins” in the quarter. Our victories included a large financial institution in China that purchased VSMs, PowderHorn libraries and 9x40 drives. This quarter one of the world’s largest financial institutions located in England purchased 2 very large VSM4s as well as numerous drives and storage services. Clearly our VSM offerings are leading the market. Across multiple industries from telecom to biotech to government agencies, they lined up in the fourth quarter to move to our new platform.

For the full year, revenue for our disk unit was up 17% over 2002. While our disk revenue did not grow in the fourth quarter, because of the very tough compare to the fourth quarter of 2002, we did grow the disk business approximately 40% sequentially, and this was in line with our expectations.

We continue to see strong revenue growth from open-systems disk, which of course includes our BladeStore offering. This quarter open-systems disk revenue was up nearly 35% from third quarter this year. For the full year, open-systems disk was up 37%. The growth this quarter further demonstrates that our expanded portfolio of open-systems disk solutions is resonating well with our customers.

Additionally, we saw over a 100% improvement in terabytes shipped in the fourth quarter over fourth quarter 2002 and growth of about 120% for the full year. Within BladeStore, our ATA disk offering, we shipped nearly 75% more terabytes in the fourth quarter than in the third quarter 2003.

We are seeing a lot of success with BladeStore in both our direct and our indirect channels. One direct customer, a global paint manufacturer, chose our ATA solution because they were requiring faster restores and BladeStore’s scalability, footprint and value pricing, fit their requirements. As another example, an energy company needed a more reliable disk-to-disk backup strategy and purchased BladeStore, D-Series disk, libraries and drives to solve this problem.

We’ve announced that in the first quarter 2004, customers seeking to leverage Serial based ATA storage as a cost-effective alternative to traditional Fibre Channel and SCSI-based disk solutions can also use StorageTek’s BladeStore/B200 to better align their storage requirements and capacity needs. With the new BladeStore/B200, customers will have a lower cost alternative for online storage to address selected primary storage applications, and for general-purpose secondary storage applications.

Our networking offerings give customers some of the best opportunities to adopt ILM. One of the federal government’s large research arms is creating new and more complex models using one of the world’s largest processors. These models are driving their storage requirements dramatically higher. They engaged us as their storage consultant in order to provide them the technology and architecture to handle their growth. After reviewing our current product suite and seeing the new cutting-edge automation and drives we have coming, they selected StorageTek. The order included hardware upgrades, new drives, networking hardware as well as storage software.

Our storage services had a strong fourth quarter. Services revenue in the fourth quarter constituted the highest revenue in our 34-year history. As we said in November, one of our greatest assets is our strong, loyal customer base. We expect that our revenue growth in this area will continue to outpace the industry’s.

From a geographic perspective, total revenue for the fourth quarter of 2003 was up 9% year-over-year, in the US and Canada; up 15% in EAME (Europe, Africa and Middle-East) and up over 15% in Asia Pacific. We were quite pleased with our performance in Europe this quarter. The actions taken by the new management team in EAME will continue to show benefits throughout 2004.

Our indirect channels increased their total revenue contribution to 47% for 2003 compared to 46% for 2002. We have now seen eight consecutive quarters of year over year indirect channel sales increases. The most notable increases were realized from our US resellers and from our federal integrators.

We are proud of the successful penetration our VADs and VARs are making in the marketplace. Our VAD/VAR revenue has nearly doubled in two years and fourth quarter was a record quarter. Our ILM focus has also helped our partners. Four of our key partners had record years in 2003 and we will continue to develop products and programs for them, that will continue to fuel their revenue growth.

We are very pleased with the success we continue to experience in the marketplace. And in order to continue to capitalize on the opportunities that we see, we have added some key members to the executive management team. Earlier this month we announced that Mark Ward would be joining StorageTek as vice president and general manager of the newly formed Information Lifecycle Management Solutions business unit. Mark has spent the majority of his career with a major disk vendor, which included several key leadership roles, such as vice president of global marketing, vice president of software and professional services, and director of international sales.

Additionally, we have promoted Jon Benson to vice president and general manager of our market-leading Automated Tape Solutions business unit. Jon brings more than 20 years of technology experience in storage. Most recently Jon designed and delivered our new StreamLine™ SL8500 Modular Library System. As you know, the SL8500 is the industry’s most advanced enterprise tape library system since we introduced our popular PowderHorn library. From his role as vice president of engineering to his most recent role as vice president and product line manager of ATS, Benson has been a key business and operations contributor to StorageTek for more than 17 years.

Pierre Cousin, who previously was vice president and general manager of Online Solutions, has been promoted to corporate vice president and will lead our consolidated hardware and software engineering organization. StorageTek will see increased value and synergy by aligning its engineering functions into a centralized research, development and engineering organization. The RD&E organization led by Cousin, will work on design and development programs to support the strategic aims of the automated tape and Information Lifecycle Management business units.

Over the last several years, StorageTek has delivered consistent and substantial results. We’ve done so despite living through one of the most brutal IT contractions in recent history.

Going forward, we believe we are uniquely positioned. We offer customers superior storage solutions in the main-frame and open-systems environments. We provide comprehensive hardware and software in tape, disk, ATA disk and storage networking. And we provide storage services that include maintenance on StorageTek products as well as a whole host of other vendors’ products. We offer vertical market solutions and managed storage services. We bring 34 years of product expertise and customer relationships to the table. In addition to having an uncompromising desire to win.

Looking to the future, we are excited about 2004 and beyond. Clearly the investments that we have been making for the last several years are paying off. For a couple of years now, customers budgets have been in decline. Our performance in the fourth quarter may well validate the 3-5% increase in IT spending projected for 2004. We are seeing the beginning of what we hope is a strong economic recovery. In this recovery we expect customers to move forward with many of their IT projects and expect storage to continue to be a priority within that IT spending.

Just back in November, we gave guidance for 2004 that essentially equated to revenue expectations in the range of $2.23 billion to $2.3 billion and net income in the range of $160 million to $170 million. As I said then and I repeat now, we are enthusiastic about the opportunities we see in 2004. At this time we are confident enough in the opportunities and in the economy that we are raising our guidance. We expect that revenue growth for 2004 will be mid-single digits and perhaps better. Given the expanded revenue projection, we now expect net income to be in the range of $165 to $175 million for 2004.

At this time, I’d like to turn it over to Bobby Kocol.